EXHIBIT 5

STEEL                                           Steel Hector & Davis LLP
HECTOR                                          200 South Biscayne Boulevard
& DAVIS                                         Miami, Florida 33131-2398
                                                305.577.7000
                                                305.577.7001 Fax
                                                www.steelhector.com


                                  June 15, 2004



FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

         As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-8 to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof (the "Registration Statement") in connection with the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, as amended (the "Plan"). The Registration Statement registers 4,000,000 shares of FPL Group common stock, $.01 par value ("Common Stock"), for the Plan (the "Shares") and the preferred share purchase rights (the "Rights") attached to each of the Shares. This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

         In connection therewith, we have examined (i) FPL Group's Restated Articles of Incorporation as amended to the date hereof ("FPL Group Charter") and FPL Group's Bylaws as amended to the date hereof; (ii) the Plan; (iii) the Rights Agreement, dated as of July 1, 1996, between FPL Group and Computershare Investor Services, LLC, as successor Rights Agent, as amended by an Amendment to Rights Agreement, dated as of July 30, 2000 (the "First Amendment"), a Second Amendment to Rights Agreement, dated as of December 26, 2002 (the "Second Amendment"), and a Third Amendment to Rights Agreement, dated as of January 1, 2004 (the "Third Amendment") (such Rights Agreement, as so amended, the "Rights Agreement"), providing for the issuance of the Rights; (iv) resolutions adopted by the Board of Directors of FPL Group on (a) June 17, 1996, providing, among other things, for distribution of the Rights and approving the Rights Agreement dated as of July 1, 1996, (b) July 30, 2000, with respect to the First Amendment, (c) December 20, 2002, with respect to the Second Amendment, (d) March 19, 2004, with respect to the Third Amendment, and (e) February 13, 2004 and May 21, 2004, with respect to an increase in the number of shares of Common Stock reserved for issuance under the Plan and certain other amendments to the Plan and with respect to the registration of the Shares and the Rights attached thereto; (v) resolutions approved by the shareholders of FPL Group on May 21, 2004, with respect to an increase in the number of shares of Common Stock reserved for issuance under the Plan and certain other amendments to the Plan; and (vi) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein.


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         We have also reviewed the relevant statutory provisions of the Florida
Business Corporation Act, such other legal authority in Florida as we have deemed relevant and, because the issuance of the Rights would, if challenged, present as to a Florida corporation a case of first impression in the courts of Florida and because the issuance of interests such as the Rights has to our knowledge yet to be the subject of any reported appellate opinion of a Florida court, we have reviewed certain case law with respect to the distribution of such Rights in other jurisdictions.

         For purposes of the opinion related to the Rights expressed herein, we have assumed that (1) FPL Group has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the Rights without amendment of the FPL Group Charter to increase the number of authorized but unissued shares of preferred stock, (2) no member of the Board of Directors of FPL Group has any personal interest therein (except for an interest arising solely from ownership of Common Stock), and (3) in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors of FPL Group has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPL Group and its shareholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention, after due inquiry with respect thereto, that would lead us to believe that we are not justified in relying on such assumptions.

         Based upon the foregoing, we are of the opinion that:

         1. The shares of Common Stock, when issued in accordance with the terms set forth in the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

         2. The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be, subject to the terms of the Rights Agreement, (a) validly issued and (b) binding obligations of FPL Group, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.

         The foregoing opinions are rendered subject to the qualification that we are members of the Florida Bar. The foregoing opinions are limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Steel Hector & Davis LLP

                                         STEEL HECTOR & DAVIS LLP